Exhibit 1.01

CONFLICT MINERALS REPORT
FOR CALENDAR YEAR 2019

Part I: Introduction

This document constitutes Merck & Co., Inc.’s Conflict Minerals Report (the “Report” or "CMR") for the year ended December 31, 2019. We have prepared this Report and are issuing it in accordance with the requirements of Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and in connection with Merck & Co., Inc.’s disclosure filed on the specialized disclosure form (“Form SD”). Any references to “Merck,” the "Company,” “we,” “us,” and “our” refer to Merck & Co., Inc. and its consolidated subsidiaries.

In August 2012, the U.S. Securities and Exchange Commission (“SEC”) issued rules implementing the “Conflict Minerals” disclosure requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Conflict Minerals Reporting Rule” or the “Rule”). If an SEC registrant manufactures (or contracts to have manufactured) products containing columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to tantalum, tin and tungsten (collectively, “3TG” or “Conflict Minerals”), and the 3TG is necessary to such products’ functionality or production, the Rule requires that registrant to undertake a Reasonable Country of Origin Inquiry ("RCOI"). If, as a result of a RCOI, the Company knows or has reason to believe that any 3TG originated in the Democratic Republic of Congo or an adjoining country as defined in the Rule (the “Covered Countries”), and is not from recycled or scrap sources, the registrant must exercise due diligence on the source and chain of custody of such minerals. Specifically, registrants must determine whether: (a) any 3TG which is necessary to the functionality or production of a product manufactured or contracted to be manufactured originated in the Covered Countries; and (b) the minerals directly or indirectly finance or benefit armed groups in the Covered Countries.

Overview

Merck & Co., Inc. (Merck or the Company) is a global health care company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products. The Company’s operations are principally managed on a products basis and include four operating segments, which are the Pharmaceutical, Animal Health, Healthcare Services and Alliances segments.

The Pharmaceutical segment includes human health pharmaceutical and vaccine products. Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. The Company sells these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Human health vaccine products consist of preventive pediatric, adolescent and adult vaccines, primarily administered at physician offices. The Company sells these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities.

The Animal Health segment discovers, develops, manufactures and markets a wide range of veterinary pharmaceutical and vaccine products, as well as health management solutions and services, for the prevention, treatment and control of disease in all major livestock and companion animal species. By virtue of its 2019 acquisition of Antelliq, the Company also offers an extensive suite of digitally connected identification, traceability and monitoring products (the “Antelliq Products”). The Company sells its products to veterinarians, distributors and animal producers. Note that the Antelliq Products are excluded from the scope of 2019 Report.

The Healthcare Services segment provides services and solutions that focus on engagement, health analytics and clinical services to improve the value of care delivered to patients. The Company has recently sold certain businesses in the Healthcare Services segment and is in the process of divesting the remaining businesses. While the Company continues to look for investment opportunities in this area of health care, the approach to these investments has shifted toward venture capital investments in third parties as opposed to wholly-owned businesses.

The Alliances segment primarily includes activity from the Company’s relationship with AstraZeneca LP related to sales of Nexium and Prilosec, which concluded in 2018. The Company was incorporated in New Jersey in 1970. All product or service marks appearing in type form different from that of the surrounding text are trademarks or service marks owned, licensed to, promoted or distributed by Merck, its subsidiaries or affiliates, except as noted. All other trademarks or services marks are those of their respective owners.

Merck has thousands of direct material suppliers and an extensive internal and external network of manufacturing sites around the world. Given the size and complexity of Merck’s supply chain, Merck is several tiers removed from smelters/refiners and has no direct business relationship with them. As a result, Merck must rely on its direct material suppliers to provide information on their upstream supplier sourcing; this includes country of origin determinations for Conflict Minerals that may go into the materials or product provided by those direct material suppliers to Merck. In addition, the amount of reliable information available globally on the traceability and sourcing of Conflict Minerals is limited, which presents another challenge to our ability to precisely track any Conflict Minerals back to their source and origin, thereby making us more reliant on the information provided by our direct material suppliers and industrial initiatives such as the Responsible Materials Initiative(“RMI”).

Our Conflict Minerals Policy

Merck has established a Conflict Minerals Policy governing its position and commitment on managing the use of Conflict Minerals in its supply chain.

Our Conflict Minerals Policy can be found on our website: https://www.merck.com/about/views-and-positions/Policy_2019_Conflict-Minerals_MERCK.pdf

Our Scoping Assessment

Merck completed the scoping assessment activities of all materials and products (excluding the Antelliq Products) introduced in our supply chain for this reporting period and confirmed there were no new materials or products containing any Conflict Minerals that may be necessary to the functionality or production of our products, including those made by contract manufacturers or that Merck manufactures along with its joint ventures. Consistent with the Company’s last filing, Merck has determined that none of our Pharmaceutical or Animal Health medicines, vaccines or biologic products contains 3TG. Merck does, however, have reason to believe that 3TG is necessary to the functionality or production of a small number of its product delivery systems and ancillary devices to support the use of our products. As a result, Merck is taking the actions described in Part II and conducting a RCOI of these in-scope products.

Part II. Reasonable Country of Origin Inquiry

For the 2019 reporting period, Merck continued to use the Conflict Minerals Reporting Template (“CMRT”) published by the RMI for the RCOI survey to obtain countries of origin information for any Conflict Mineral smelters/refiners that may exist upstream in our supply chain. Our scoping assessment confirmed that three direct material suppliers (including contract manufacturers) were in scope for the RCOI survey. Accordingly, we sent the RCOI survey to these three suppliers. We requested our direct material suppliers to identify the smelters/refiners and countries of origin of the Conflict Minerals in products or materials they supply to us. Prior to the RCOI survey being sent, each direct material supplier received an introductory email from Merck that provided each supplier with information on the Rule, the name of the material or product in-scope for the survey, links to Merck’s Conflict Minerals Policy and Business Partner Code of Conduct ("BPCC"), Conflict Minerals basic training material, and the reasons why we contacted them. We also provided these suppliers with additional resources provided by RMI, such as the CMRT completion guide, Conflict Minerals Training Modules, supplier communication introduction letter, and the smelters and refiners conflict free program. Following the initial survey request, reminder emails were sent by Merck personnel asking suppliers to complete the RCOI survey.

We received responses from all three direct material suppliers that were in the RCOI survey. All three were in the RCOI survey last year. All stated that some 3TG is used in their materials or products, or is necessary to the functionality or production of the materials or products purchased by Merck. All were able to identify some smelters/refiners. Based on the RCOI survey responses received and subsequent smelter/refiner information verification, we have reason to believe that a number of the smelters/refiners disclosed by our direct material suppliers might be sourcing 3TG from Covered Countries and that the 3TG does not completely come from recycled or scrap sources.

Part III. Design of Conflict Minerals Program

We have designed our due diligence process to conform, in all material respects, with the Organization for Economic Co-Operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas ("OECD Guidance"), and related supplements for tin, tantalum, tungsten and gold. Summarized below are the design components of our Conflict Minerals Program as they relate to the five step framework from the OECD Guidance.

OECD Step 1: Establish strong company management systems

Conflict Minerals Policy: We have an established Conflict Minerals Policy. Our Conflict Minerals Policy is posted on our Company website and is distributed to the direct material suppliers in the survey.

Conflict Minerals Expectations: We define and communicate our expectations for the responsible sourcing of minerals in our company’s Business Partner Code of Conduct. All business partners that engage in the manufacture of our products or that supply direct materials are expected to maintain procedures to ensure the responsible sourcing of minerals.

Conflict Minerals Team: We maintain a cross-functional team consisting of Compliance, Supplier Management, Business Development, and Technical Experts that supervise and manage our Conflict

Minerals Program. This team provides program status updates to senior management of Procurement and the Executive Vice President and President of Merck Manufacturing Division periodically.

Conflict Minerals Training: We train staff that have responsibility for sourcing direct materials on the processes and procedures that must be followed when sourcing materials, including those that may potentially contain Conflict Minerals.

Conflict Minerals Information: We provide information and training materials on Conflict Minerals to direct materials suppliers identified as in-scope to receive an RCOI survey to help inform and educate them.

Conflict Minerals Control System: We maintain a Conflict Minerals Program that is linked to our supplier sourcing decision-making process. We apply a conflict minerals supply chain system of controls and transparency through the use of the CMRT which is created and maintained by the Responsible Minerals Initiative (RMI) to identify the smelters/refiners that process the necessary Conflict Minerals potentially contained in our products.

Conflict Minerals Recordkeeping: We keep business records that relate to our Conflict Minerals Program, including the results of RCOI surveys and smelter/refiner due diligence activities, and retain them for at least 5 years.

Conflict Minerals Contract Clause: We maintain a Conflict Minerals compliance clause for inclusion in future contracts with direct material suppliers whose materials or products are known to contain Conflict Minerals and for which Conflict Minerals are necessary to the functionality or production of the products.

Grievance Mechanism: We maintain a mechanism to allow employees, suppliers, business partners and other stakeholders to report concerns, including those that relate to our Conflict Minerals Program. Concerns may be reported confidentially and anonymously at msdethics.com.

OECD Step 2: Identify and assess risks in our supply chain

Identify: We identify all direct material suppliers, including contract manufacturers and joint venture partners that supply materials and products to our Company which may potentially contain Conflict Minerals and that are considered in-scope.

Survey: For all direct material suppliers whose materials or products are considered likely to contain Conflict Minerals and for which Conflict Minerals are necessary to the production or functionality of the materials or products, we survey these suppliers using the CMRT developed by RMI, requesting them to identify smelters/refiners and countries of origin of the Conflict Minerals in the materials and products they provide to us.

Follow-Up: When direct material suppliers fail to provide complete and consistent responses to our RCOI survey request in a timely manner, the sourcing managers and representatives from our Conflict Minerals Team follow up to obtain the requested information.

Compare and Research: Upon receipt of the RCOI survey response, we compare each supplier’s reported list of smelters/refiners against the list of facilities that have received “conformant” or “active”

designation from the Responsible Minerals Assurance Program (RMAP) or other independent third party audit programs, such as the London Bullion Market Association’s Responsible Gold Programme and the Responsible Jewelry Council’s Chain-of-Custody Certification program, to identify their “conflict-free” status. We rely on RMI member data to ascertain the countries of origin of the Conflict Minerals processed by these facilities and, additionally, we leverage the research capabilities of a third-party service provider to attempt to identify the countries of origin for supplier identified smelters/refiners that are not disclosed by the RMI.

Document: At the conclusion of the process, we document the smelters/refiners and related countries of origin information for supplier identified smelters/refiners.

OECD Step 3: Execute a strategy to respond to identified risks

We develop and implement Conflict Minerals risk mitigation plans for all direct material suppliers identified as not meeting our Company expectations for responsible sourcing of minerals (e.g., suppliers with no smelters/refiners identified, suppliers with Conflict Minerals sourced from non-conformant smelters/refiners, etc.).

Our Conflict Minerals Team meets with relevant business sourcing managers to discuss and agree upon the actions Merck will take to maintain conformance with our Conflict Minerals Policy. We document and track the implementation of risk mitigation plans for each direct material supplier and present our progress annually to senior management.

Merck also provides information on smelter/refiner compliance status to direct material suppliers. For smelters/refiners that have not yet received a “conformant” or “active” designation from an independent third-party audit program (e.g., RMAP), we encourage them indirectly through our direct material suppliers to participate in an internationally recognized independent third-party audit program.

OECD Step 4: Carry out independent third-party audits

Merck supports the independent third-party audits of smelters/refiners through our membership contribution to RMI. Merck’s RMI member ID No. is MERK.

OECD Step 5: Report annually on Supply Chain Due Diligence

Merck reports its annual Conflict Minerals due diligence results to the SEC and makes the report available on the Company website at https://www.merck.com/about/how-we-operate/conflict_minerals_report.pdf. The information on this website is not incorporated by reference into this CMR and does not constitute a part of this CMR.

Part IV: Due Diligence Performed

Below is a summary of the due diligence activities Merck performed for this reporting period:

•Continued to use our Conflict Minerals Program which is integrated in our Company’s sourcing and decision-making processes to evaluate any new suppliers and new products and materials.

•Continued to roll out the training to new staff involved in direct material sourcing activities.

•Notified our in-scope direct material suppliers of our Conflict Minerals Policy, provided training materials on Conflict Minerals, and provided a link to our Company’s BPCC, which contains information on how to confidentially report concerns.

•Issued requests to all in-scope direct material suppliers to complete and return a CMRT survey form to obtain smelters/refiners information and countries of origin information for the materials/ products they provided to Merck in 2019.

•Reviewed CMRT survey responses received to identify potential red flags based on criteria defined in our Company’s Conflict Minerals compliance program. For direct material suppliers surveyed in the previous reporting period, we compared the responses received this reporting period against their prior submission to monitor progress and consistency of reporting.

•Performed verification activities to determine if any of the smelters/refiners disclosed by suppliers are Conflict Minerals processing facilities, using the Standard Smelter List published by RMI. Where a supplier-identified smelter/refiner was confirmed as a Conflict Minerals processing facility, we evaluated whether or not that smelter/refiner was certified as “conformant” or “active” using the RMAP, or other equivalent validation program.

•Communicated the results of Conflict Minerals surveys, smelter due diligence outcomes and ongoing risk mitigation efforts to senior management, including those responsible for global supply chain management and oversight of our Conflict Minerals Program. Presented the program status to the Executive Vice President and President of Merck Manufacturing Division.

•Financially supported Conflict Minerals initiatives through our continued membership to the RMI. Merck’s RMI member ID No. is MERK.

Part V: Results of Due Diligence

During this reporting period, we confirmed that none of our Pharmaceutical or Animal Health medicines, vaccines or biologic products contain any 3TG; however, Merck does have reason to believe 3TG is necessary to the functionality or production of a small number of its delivery systems and ancillary devices to support the use of our products. Merck cannot at this time draw any definitive conclusions about the countries of origin for, or the conformant status of, all identified smelters/refiners that may be necessary to its products’ functionality or production. Although our in-scope direct material suppliers have made progress to identify smelters/refiners, not all were able to identify all smelters/refiners in their supply chain. Of the three suppliers who confirmed 3TG was necessary to the functionality or production of their materials or products, all were able to provide the names of the smelters/refiners. For them, approximately 30% of their identified smelters/refiners were at company-level of their upstream suppliers and therefore potentially not relevant to the materials or products they supply to us. Although the information in Appendix I and Appendix II below ultimately may not be completely relevant to any Merck product, given the aforementioned reasons, Merck has chosen to aggregate the smelter/refiner data for all three suppliers and report it in the Appendices below. In addition, our direct material suppliers were not able to provide a complete list of smelters/refiners, nor were they able to provide the countries of origin for the ore that the smelters/refiners were processing. Our efforts to determine the countries of origin for supplier identified smelters/refiners is, as described in this report, reliant on the “conformant” smelter/refiner information provided by RMI, internationally recognized industry associations (e.g., RMI, London Bullion Market Association and Responsible Jewellery Council) and research of publicly available information on other smelters/refiners whose countries of origin information was not provided by RMI (e.g., various government databases and industry/trade organization lists).

Metal	Total Number of Smelters/Refiners Identified By our Direct Material Suppliers	Number of Confirmed Smelters/Refiners	Number of “Conformant” Smelters/Refiners
Total	256	198	196

Note:
“Confirmed” means smelters/refiners appear on the Standard Smelter List of the RMI’s CMRT.
“Conformant” means smelters/refiners are conformant with the RMAP assessment protocols. The compliance status reflected in the table is based solely on information published by RMI as of March 05, 2020.

Part VI: Future Due Diligence Measures

Merck is continuing to execute the activities described in the Part III “Design of Conflict Minerals Program” and Part IV “Due Diligence Performed” for the next reporting period.. Merck will continue to encourage our direct material suppliers to influence their upstream suppliers to participate in the RMAP or other equivalent program to become conformant smelters/refiners.

Appendix I: Smelter or Refiner Information

The information provided in the list below is an aggregation of data received from our direct material suppliers and not a confirmation of Conflict Minerals contained in our products. Since many of the identified smelters/ refiners were disclosed at the company-level by our direct material suppliers, Merck is unable to confirm which specific smelters/refiners were actually linked to our products. Therefore, there may be some smelters/ refiners in the list below that do not relate directly to our products. Only the smelters/refiners whose facility names and locations were verified against the RMI’s Standard Smelter List are reported below.

	Smelter/Refiner Facility Name	Identification #	Location
Gold
*	Advanced Chemical Company	CID000015	Warwick, Rhode Island, United States of America
*	Aida Chemical Industries Co., Ltd.	CID000019	Fuchu, Tokyo, Japan
*	Al Etihad Gold Refinery DMCC	CID002560	Dubai, United Arab Emirates
*	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	Pforzheim, Baden-Württemberg, Germany
*	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	Almalyk, Tashkent Province, Uzbekistan
*	AngloGold Ashanti Corrego do Sitio Mineracao	CID000058	Nova Lima, Minas Gerais, Brazil
*	Argor-Heraeus S.A.	CID000077	Mendrisio, Ticino, Switzerland
*	Asahi Pretec Corp.	CID000082	Saitama Factory, Kobe, Hyogo, Japan
*	Asahi Refining Canada Ltd.	CID000924	Brampton, Ontario, Canada
*	Asahi Refining USA Inc.	CID000920	Salt Lake City, Utah, United States of America
*	Asaka Riken Co., Ltd.	CID000090	Iwaki, Fukushima, Japan
*	AU Traders and Refiners	CID002850	Johannesburg, South Africa
*	Aurubis AG	CID000113	Hamburg, Hamburg, Germany
*	Bangalore Refinery	CID002863	Bangalore, Karnataka, India
*	Bangko Sentral ng Pilipinas (Bank of the Philippines)	CID000128	Quezon City, Manila, Philippines
*	Boliden AB	CID000157	Skelleftehamn, Västerbotten, Sweden
*	C. Hafner GmbH + Co. KG	CID000176	Pforzheim, Baden-Württemberg, Germany
*	CCR Refinery - Glencore Canada Corporation	CID000185	Montréal, Quebec, Canada
*	Cendres + Metaux S.A.	CID000189	Biel-Bienne, Bern, Switzerland
*	Chimet S.p.A.	CID000233	Arezzo, Tuscany, Italy
*	DODUCO GmbH	CID000362	Pforzheim, Baden-Württemberg, Germany
*	Dowa	CID000401	Kosaka, Akiau, Japan, Chiyoda, Tokyo, Japan
*	DSC (Do Sung Corporation)	CID000359	Gimpo, Gyeonggi, Korea, Republic of
*	Eco-System Recycling Co., Ltd. East Plant	CID000425	Honjo, Saitama, Japan
*	Emirates Gold DMCC	CID002561	Dubai, United Arab Emirates
*	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243	Shanghang, Fujian, China
*	Heimerle + Meule GmbH	CID000694	Pforzheim, Germany, Vienna, Austria
*	Heraeus Metals Hong Kong Ltd.	CID000707	Fanling, Hong Kong, China
*	Heraeus Precious Metals GmbH & Co. KG	CID000711	Hanau, Hesse, Germany
*	Inner Mongolia Qiankun Gold & Silver Refinery Share Co.Ltd.	CID000801	Hohhot, Inner Mongolia, China
*	Ishifuku Metal Industry Co., Ltd.	CID000807	Soka, Saitama, Japan
*	Istanbul Gold Refinery	CID000814	Kuyumcukent, Istanbul, Turkey
*	Italpreziosi	CID002765	Verona, Veneto, Italy
*	Japan Mint	CID000823	Osaka, Japan
#	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	Russia
*	JSC Uralelectromed	CID000929	Verkhnyaya Pyshma, Russia
*	JX Nippon Mining & Metals Co., Ltd.	CID000937	Saganoseki, Japan

*	Kazzinc	CID000957	Ust-Kamenogorsk, Kazakhstan
*	Kennecott Utah Copper LLC	CID000969	Magna, Utah, United States of America
*	KGHM Polska Miedz Spolka Akcyjna	CID002511	Lubin, Dolnoslaskie, Poland
*	Kojima Chemicals Co., Ltd.	CID000981	Sayama, Saitama, Japan
*	Korea Zinc Co., Ltd.	CID002605	Gangnam, Seoul, Korea, Republic of
*	L'Orfebre S.A.	CID002762	Andorra, Andorra
*	LS-NIKKO Copper Inc.	CID001078	Onsan-eup, Ulsan, Korea, Republic of
*	LT Metal Ltd.	CID000689	Seo-gu, Incheon-gwangyeoksi, Korea, Republic of
*	Marsam Metals	CID002606	Sao Paolo, Sao Paulo, Brazil
*	Materion	CID001113	Buffalo, New York, United States of America
*	Matsuda Sangyo Co., Ltd.	CID001119	Iruma Factory, Iruma, Saitama, Japan
*	Metalor Technologies (Hong Kong) Ltd.	CID001149	Kwai Chung, Hong Kong, China
*	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Tuas Tech Park, Tuas, Singapore
*	Metalor Technologies (Suzhou) Ltd.	CID001147	Suzhou, Jiangsu, China
*	Metalor Technologies S.A.	CID001153	Marin, Switzerland
*	Metalor USA Refining Corporation	CID001157	North Attleboro, Massachusetts, United States of America
*	Metalurgica Met-Mex Penoles S.A. De C.V.	CID001161	Torreon, Mexico
*	Mitsubishi Materials Corporation	CID001188	Naoshima, Hiroshima, Japan
*	Mitsui Mining and Smelting Co., Ltd.	CID001193	Takehara, Hiroshima, Japan
*	MMTC-PAMP India Pvt., Ltd.	CID002509	Mewat, Haryana, India
*	Moscow Special Alloys Processing Plant	CID001204	Obrucheva, Moscow
*	Nadir Metal Rafineri San. Ve Tic. A.S.	CID001220	Bahçelievler, Turkey
*	Nihon Material Co., Ltd.	CID001259	Noda, Chiba, Japan
*	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Vienna, Vienna, Austria
*	Ohura Precious Metal Industry Co., Ltd.	CID001325	Nara-shi, Nara, Japan
*	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant"	CID001326	Krasnoyarsk, Russia
*	OJSC Novosibirsk Refinery	CID000493	Novosibirsk, Russia
*	PAMP S.A.	CID001352	Castel San Pietro, Ticino, Switzerland
*	Planta Recuperadora de Metales SpA	CID002919	Mejillones, Antofagasta, Chile
*	Prioksky Plant of Non-Ferrous Metals	CID001386	Kasimov, Ryazan, Russia
*	PT Aneka Tambang (Persero) Tbk	CID001397	Jakarta, Indonesia
*	PX Precinox S.A.	CID001498	La Chaux-de-Fonds, Neuchâtel, Switzerland
*	REMONDIS PMR B.V.	CID002582	Moerdijk, Noord-Brabant, Netherlands
*	Royal Canadian Mint	CID001534	Ottawa, Ontario, Canada
*	SAAMP	CID002761	Paris, Île-de-France, France
*	Safimet S.p.A	CID002973	Arezzo, Toscana, Italy
*	Samduck Precious Metals	CID001555	Namdong, Incheon, Korea, Republic of
*	SEMPSA Joyeria Plateria S.A.	CID001585	Madrid, Spain
*	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	Zhaoyuan, Shandong, China

*	Sichuan Tianze Precious Metals Co., Ltd.	CID001736	Chengdu, China
*	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	Shyolkovo, Moscow Region, Russia
*	Solar Applied Materials Technology Corp.	CID001761	Tainan City, Taiwan
*	Sumitomo Metal Mining Co., Ltd.	CID001798	Toyo, Saijo, Japan
*	SungEel HiMetal Co., Ltd.	CID002918	Gunsan-si, Jeollabuk-do, Korea, Republic of
*	T.C.A S.p.A	CID002580	Capolona, Italy
*	Tanaka Kikinzoku Kogyo K.K.	CID001875	Hiratsuka, Kanagawa, Japan
*	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	Laizhou, Yantai, Shandong, China
*	Tokuriki Honten Co., Ltd.	CID001938	Kuki, Saitama, Japan
*	Torecom	CID001955	Asan, Chungcheong, Korea, Republic of
*	Umicore Brasil Ltda.	CID001977	Guarulhos, São Paulo, Brazil
*	Umicore Precious Metals Thailand	CID002314	Dokmai, Pravet, Thailand
*	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Hoboken, Antwerp, Belgium
*	United Precious Metal Refining, Inc.	CID001993	Alden, NY, United States of America
*	Valcambi S.A.	CID002003	Balerna, Ticino, Switzerland
*	Western Australian Mint (T/a The Perth Mint)	CID002030	Newburn, Australia
*	Yamakin Co., Ltd.	CID002100	Tennoji, Osaka, Japan
*	Yokohama Metal Co., Ltd.	CID002129	Sagamihara, Kanagawa, Japan
*	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	Sanmenxia City, Henan, China
Tantalum
*	Asaka Riken Co., Ltd.	CID000092	Iwaki, Fukushima, Japan
*	Changsha South Tantalum Niobium Co., Ltd.	CID000211	Changsha, Hunan, China
*	D Block Metals, LLC	CID002504	Gastonia, North Carolina, United States of America
*	Exotech Inc.	CID000456	Pompano Beach, Florida, United States of America
*	F & X Electro-Materials Ltd.	CID000460	Jiangmen, Guangdong, China
*	FIR Metals & Resource Ltd.	CID002505	Zhuzhou, Hunan, China
*	Global Advanced Metals Aizu	CID002558	Aizuwakamatsu, Fukushima, Japan
*	Global Advanced Metals Boyertown	CID002557	Boyertown, Pennsylvania, United States of America
*	Guangdong Zhiyuan New Material Co., Ltd.	CID000616	Yingde, Guangdong, China
*	H.C. Starck Co., Ltd.	CID002544	Map Ta Phut, Rayong, Thailand
*	H.C. Starck Hermsdorf GmbH	CID002547	Hermsdorf, Thuringia, Germany
*	H.C. Starck Inc.	CID002548	Newton, Massachusetts, United States of America
*	H.C. Starck Ltd.	CID002549	Mito, Ibaraki, Japan
*	H.C. Starck Smelting GmbH & Co. KG	CID002550	Laufenburg, Baden-Worttemberg, Germany
*	H.C. Starck Tantalum and Niobium GmbH	CID002545	Goslar, Lower Saxony, Germany
*	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	Hengyang, Hunan, China
*	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	Fengxin, Jiangxi, China
*	Jiangxi Tuohong New Raw Material	CID002842	Yi Chun City, Jiangxi, China
*	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	Jiujiang, Jiangxi, China

*	Jiujiang Tanbre Co., Ltd.	CID000917	Jiujiang, Jiangxi, China
*	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	Jiujiang, Jiangxi, China
*	KEMET Blue Metals	CID002539	Matamoros, Tamaulipas, Mexico
*	LSM Brasil S.A.	CID001076	São João del Rei, Minas Gerais, Brazil
*	Metallurgical Products India Pvt., Ltd.	CID001163	District Raigad, Maharashtra, India
*	Mineracao Taboca S.A.	CID001175	Presidente Figueiredo, Amazonas, Brazil
*	Mitsui Mining and Smelting Co., Ltd.	CID001192	Omuta, Fukuoka, Japan
*	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	Shizuishan, Ningxia, China
*	NPM Silmet AS	CID001200	Sillamäe, Ida-Virumaa, Estonia
*	PRG Dooel	CID002847	Skopje, Skopje, Macedonia, The Former Yugoslavia
*	QuantumClean	CID001508	California, Oregon, United States of America
*	Resind Industria e Comercio Ltda.	CID002707	São João del Rei, Brazil
*	Solikamsk Magnesium Works OAO	CID001769	Solikamsk, Perm Krai, Russia
*	Taki Chemical Co., Ltd.	CID001869	Harima, Hyogo, Japan
*	Telex Metals	CID001891	Croydon, Pennsylvania, United States of America
*	Ulba Metallurgical Plant JSC	CID001969	Ust-Kamenogorsk, East Kazakhstan, Kazakhstan
*	XinXing Haorong Electronic Material Co., Ltd.	CID002508	YunFu City, Guangdong, China
*	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CID001522	Zhuzhou, Hunan, China
Tin
*	Alpha	CID000292	Altoona, Pennsylvania, United States of America
*	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190	Chifeng, Nei Mongol, China
*	China Tin Group Co., Ltd.	CID001070	Laibin City, GuangXi Province, China
*	Dowa	CID000402	Kosaka, Akiau, Japan
*	EM Vinto	CID000438	Oruro, Cercado, Bolivia (Plurinational State of)
*	Fenix Metals	CID000468	Chmielów, Podkarpackie, Poland
*	Gejiu Kai Meng Industry and Trade LLC	CID000942	Gejiu, Yunnan, China
*	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	Geiju, Yunnan, China
*	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	Geiju, Yunnan, China
*	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	Gejiu, Yunnan, China
*	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116	Chaozhou, Guangdong, China
*	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849	Guanyang, Guangxi, China
*	HuiChang Hill Tin Industry Co., Ltd.	CID002844	Ganzhou, Jiangxi, China
*	Jiangxi New Nanshan Technology Ltd.	CID001231	Ganzhou, Jiangxi, China
*	Magnu's Minerais Metais e Ligas Ltda.	CID002468	São João Del Rei, Minas Gerais, Brazil
*	Malaysia Smelting Corporation (MSC)	CID001105	Butterworth, Penang, Malaysia
*	Metallic Resources, Inc.	CID001142	Twinsburg, Ohio, United States of America
*	Metallo Belgium N.V.	CID002773	Beerse, Belgium
*	Metallo Spain S.L.U.	CID002774	Berango, Spain
*	Mineracao Taboca S.A.	CID001173	Araras, São Paulo, Brazil

*	Minsur	CID001182	Paracas, Ica, Perú
*	Mitsubishi Materials Corporation	CID001191	Chiyoda, Tokyo, Japan
#	Modeltech Sdn Bhd	CID002858	Malaysia
*	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Sriracha, Chonburi, Thailand
*	O.M. Manufacturing Philippines, Inc.	CID002517	Rosario Cavite, Philippines
*	Operaciones Metalurgical S.A.	CID001337	Oruro, Cercado, Bolivia (Plurinational State of)
*	PT Artha Cipta Langgeng	CID001399	Sungailiat, Bangka, Indonesia
*	PT Menara Cipta Mulia	CID002835	Belitung Timor, Bangka Belitung, Indonesia
*	PT Mitra Stania Prima	CID001453	Sungailiat, Bangka, Indonesia
*	PT Refined Bangka Tin	CID001460	Sungailiat, Bangka, Indonesia
*	PT Timah Tbk Kundur	CID001477	Kundur, Riau Islands, Indonesia
*	PT Timah Tbk Mentok	CID001482	Mentok, Bangka, Indonesia
*	Rui Da Hung	CID001539	Longtan Shiang Taoyuang, Taiwan
*	Soft Metais Ltda.	CID001758	Bebedouro, São Paulo, Brazil
*	Thaisarco	CID001898	Amphur Muang, Phuket, Thailand
*	White Solder Metalurgia e Mineracao Ltda.	CID002036	Ariquemes, Rondonia, Brazil
*	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	Geiju, Yunnan, China
*	Yunnan Tin Company Limited	CID002180	Geiju, Yunnan, China
Tungsten
*	A.L.M.T. TUNGSTEN Corp.	CID000004	Toyama City, Toyama, Japan
*	Asia Tungsten Products Vietnam Ltd.	CID002502	Vinh Bao District, Hai Phong, Vietnam
*	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	Chenzhou, Hunan, China
*	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	Chongyi County, Jiangxi Province, China
*	Fujian Jinxin Tungsten Co., Ltd.	CID000499	Longyan, Fujian, China
*	Ganzhou Haichuang Tungsten Co., Ltd.	CID002645	Ganzhou, Jiangxi, China
*	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	Ganzhou, Jiangxi, China
*	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	Ganzhou, Jiangxi, China
*	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	Ganzhou, Jiangxi, China
*	Global Tungsten & Powders Corp.	CID000568	Towanda, Pennsylvania, United States of America
*	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	Guangdong, China
*	H.C. Starck Smelting GmbH & Co. KG	CID002542	Laufenburg, Germany
*	H.C. Starck Tungsten GmbH	CID002541	Goslar, Germany
*	Hunan Chenzhou Mining Co., Ltd.	CID000766	Yuanling, Hunan, China
*	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579	Hengyang Hunan, China
*	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	Hengyang, Hunan, China
*	Hydrometallurg, JSC	CID002649	Nalchik, Russia
*	Japan New Metals Co., Ltd.	CID000825	Akita City, Akita, Japan
*	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	Xiushui, Jiangxi, China
*	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	Tonggu, Jiangxi, China

*	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	Ganzhou, Jiangxi, China
*	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	Ganzhou, Jiangxi Province, China
*	Kennametal Fallon	CID000966	Fallon, Nevada, United States of America
*	Kennametal Huntsville	CID000105	Huntsville, Alabama, United States of America
*	Malipo Haiyu Tungsten Co., Ltd.	CID002319	Nanfeng Xiaozhai, Yunnan, China
*	Masan Tungsten Chemical LLC (MTC)	CID002543	Dai Tu, Thai Nguyen , Vietnam
*	Niagara Refining LLC	CID002589	Depew, New York, United States of America
*	Philippine Chuangxin Industrial Co., Inc.	CID002827	Marilo, Bulacan, Philippines
*	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	Trang Bang, Tay Ninh, Vietnam
*	Wolfram Bergbau und Hutten AG	CID002044	St. Martin i.S, Austria
*	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	Xiamen, Xiamen, China
*	Xiamen Tungsten Co., Ltd.	CID002082	Haicang, Xiamen, China
*	Xinfeng Huarui Tungsten & Molybdenum New Material Co,	CID002830	Ganzhou, Jiangxi, China
*	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	Shaoguan, Guangdong, China

Note: As used in the table, the terms “conformant” and “active” have the meanings defined by the RMI. The compliance status reflected in the table is based solely on information made publicly available by the RMI as of March 05, 2020 without independent verification by us.

* Conformant smelter/refiner – Conformant with the Responsible Minerals Assurance Process (RAMP) Standards.

# Smelter/refiner with no RAMP conformant certification.

Appendix II: Country of Origin Information

The countries of origin of the Conflict Minerals processed by the smelters/refiners listed above may have included the countries listed below, based on information provided by the RMI to its members for the “conformant” smelters/refiners and our independent research of all other smelters/refiners disclosed. Because the RMI generally does not indicate individual country of origin of the Conflict Minerals processed by “conformant” smelters/refiners, we were not able to determine the countries of origin of the Conflict Minerals processed by the listed “conformant” smelters/ refiners with greater specificity. In addition, for some of the listed “conformant” smelters/refiners, the country of origin information is not disclosed by RMI.

L1 - Level 1 countries that are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its nine adjoining countries.
Argentina, Armenia, Australia, Austria, Azerbaijan, Bahamas, Barbados, Belarus, Belgium, Benin, Bolivia, Bosnia and Herzegovina, Botswana, Brazil, Bulgaria, Burkina Faso, Cambodia, Cameroon, Canada, Caymen Islands, Chile, China, Colombia, Croatia, Curacao, Cyprus, Czech Republic, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, Gabon, Gambia, Georgia, Germany, Ghana, Greece, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Iran, Ireland, Israel, Italy, Ivory Coast, Japan, Jordan, Kazakhstan, Kenya, Korea, Republic of, Kosovo, Kuwait, Kyrgyzstan, Laos, Latvia, Lebanon, Liberia, Libya, Liechtenstein, Lithuania, Luxembourg, Macau, Madagascar, Malaysia, Mali, Malta, Mauritania, Mauritius, Mexico, Mongolia, Morocco, Myanmar, Namibia, Netherlands, New Caledonia, New Zealand, Nicaragua, Niger, Nigeria, Norway, Pakistan, Panama, Papua New Guinea, Peru, Philippines, Poland, Portugal, Puerto Rico, Romania, Russian Federation, San Marino, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Solomon Islands, Spain, Suriname, Swaziland, Sweden, Switzerland, Taiwan, Tajikistan, Thailand, Togo, Trinidad and Tobago, Tunisia, Turkey, Ukraine, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Uzbekistan, Vatican City, Venezuela, Vietnam, Yemen and Zimbabwe

L2 - Level 2 countries that are known or plausible countries for smuggling, exporting out of region or transit of materials containing tantalum, tin, tungsten or gold: Mozambique and South Africa.
CC – Covered counties are the 9 countries adjoining the Democratic Republic of Congo: Burundi, Rwanda, Uganda, Zambia and Tanzania.
DRC - The Democratic Republic of the Congo.